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                                                                      EXHIBIT 11

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share


                                                              --------------------- ---------------------
                                                                     March 31,             March 30,
                                                                       1998                  1997
                                                              --------------------- ---------------------
Net loss, as reported                                          $     (381,844)       $     (298,328)

Preferred stock preference items:

Discount inherent in conversion terms of Series C and D
     convertible preferred stock upon issuance                        (46,602)                 -

Warrant                                                              (214,000)                 -

Interest on Series B, C and D convertible preferred stock            (102,750)             (96,500)
                                                              --------------------- ---------------------

Total preferred stock preference item                                (363,352)             (96,500)

Net loss attributable to common stockholders                   $     (745,196)       $     (394,828)
                                                              --------------------- ---------------------

Weighted average shares outstanding                                 1,628,332             1,251,925
                                                              ===================== =====================

Net loss  per share                                            $        (0.46)       $        (0.32)
                                                              ===================== =====================


Note: Due to the Company's net loss, no exercises of options or conversions or preferred stock have been assumed, all such items would be anti-dilutive.